EXHIBIT 99

Florida Progress Corporation
Investor News

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442


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Oklahoma District Judge Places Mid-Continent Life Insurance Company Into
Receivership

ST. PETERSBURG, Florida, May 27, 1997 -- An Oklahoma County District Court judge has ruled that Mid-Continent Life Insurance Company, a subsidiary of Florida Progress Corporation, should be placed into permanent receivership. This ruling comes after a three-day hearing to decide whether a receiver should be appointed for Mid-Continent.

On April 14, 1997, the district judge granted the insurance commissioner of the state of Oklahoma approval to seize control of the operations of Mid-Continent. The judge's action on April 14 was in response to a petition filed by the insurance commissioner which included an allegation that Mid-Continent's policy reserves are understated.

Mid-Continent had recently implemented a business plan to address pricing issues with its low-priced death benefit product. This plan was developed after Mid-Continent recognized that if no action were taken, policy reserves could be insufficient beginning in the year 2020. The company had shared its business strategy with the insurance department and the need to begin an orderly process to reduce policy dividends and increase premiums.

One of the issues addressed during the three-day hearing was the ability to raise premiums on certain policies. The judge's ruling recognized that premiums on the term portion of these policies could be raised. Since the judge recognized the need and ability to raise premiums, Mid-Continent does not agree with the decision to place Mid-Continent into permanent receivership.

Florida Progress management is currently evaluating its options which include appealing the judge's ruling to the state Supreme Court. As of March 31, 1997, Florida Progress' investment in Mid-Continent is approximately $85 million. If the judge's ruling is affirmed on appeal, Florida Progress would likely lose its investment in Mid-Continent.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.5 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.

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